AXION POWER INTERNATIONAL, INC.
100 Caster Avenue
Vaughan, Ontario, Canada L4L 5Y9

FOR IMMEDIATE RELEASE

AXION RECEIVES $3.8 MILLION FROM PRIVATE PLACEMENT

VAUGHAN, ONTARIO - March 21, 2005 - Axion Power International, Inc. (OTC Bulletin Board: AXPW) announced today that has sold 381,000 shares of its 8% Convertible Senior Preferred Stock and 503,500 common stock purchase warrants in private placement transactions. The initial offering proceeds include $2.8 million in cash and $1 million in debt settlements.

The holders of Preferred Stock are entitled to an 8% annual dividend preference and the Preferred Stock is convertible into common stock at price of $2.00 per share. The warrants are exercisable for a period of two years at a price of $2 per share. For a complete description of the Preferred Stock and warrants, please refer to the Company’s Current Report on Form 8-K.

Commenting on the private placement, Peter Roston, the company’s chief financial officer said, “During our first 17 months of operations, our capital raising activities kept pace with our cash outlays but our working capital was always limited. The private placement increased our stockholders’ equity by over 300% and will give us a solid financial foundation for the future development of our E3 Supercell technology. We also believe our sale of preferred stock and warrants at a reasonable fixed valuation will support our efforts to obtain a more favorable listing for our stock.”

Charles Mazzacato, the company’s chief executive officer said, “Since inception, we have been engaged in fabricating and testing a series of evaluation prototypes that range from simple E3 Supercells to complex laboratory prototype power systems constructed from multiple E3 Supercells. Over the last several months, we have conducted extensive in-house testing of our laboratory prototype systems in cooperation with our joint development partners. We are very excited about the results. Our laboratory prototype systems are now ready for independent evaluation and we expect to announce details of a formal third party testing program within 4 to 6 weeks. We have also begun preparing drawings and design specifications for a series of application prototypes that will be tailored to specific uses, including UPS systems. Those will be followed shortly by application prototypes for grid-connected applications, including energy storage and buffering systems for both traditional and alternative or ‘green’ power plants.”

About Axion Power International.

Axion is developing a new technology for supercapacitive hybrid electrical energy storage devices that it calls E3 Supercells. Instead of using two lead electrodes like a conventional lead-acid battery, E3 Supercells replace each of the lead-based negative electrodes with two nanoporous carbon electrodes. The result is a new class of energy storage device that offers both battery and supercapacitor performance characteristics and has a much longer service life. Axion believes its E3 Supercells may offer a cost-effective alternative to conventional lead-acid batteries that will:

•	Charge three to five times faster;

•	Offer three to four times as many charge/discharge cycles in deep discharge applications;

•	Withstand repetitive 90% depth of discharge without significant loss of performance; and

•	Require minimal maintenance.

Initially, Axion plans to focus on developing E3 Supercells for uninterruptible power supplies and DC power systems for communications networks. Its second target market will be energy storage and buffering systems for alternative and conventional grid-connected electric utilities. Its third target market will be high performance power systems for hybrid automobiles. Axion may also develop specialized E3 Supercells for a variety of industrial and consumer products including forklifts, wheelchairs and golf carts.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995:

Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For a detailed description of the risk factors and uncertainties affecting the Company, please refer to our current and future filings with the Securities and Exchange Commission, all of which are available at www.sec.gov.

For further information, please visit www.axionpower.com or contact:

Nazia Khan, Corporate Communications
Axion Power International. 905-264-1991
nkhan@axionpower.com